Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company-Canada hereby consents to the use of its name and the information from its report regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Northrock Resources, Ltd. as of December 31, 2006 and 2005, in Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the filing of its letter report as an exhibit thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, 333-130557 and 333-136926.

Yours very truly

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY-CANADA

February 28, 2007

Calgary, Alberta